September 27, 2007

Digital Lifestyles Group Inc.
1872 West Avenue
Suite 102
Crossville, TN 38555

Gentlemen:

Please accept this letter as my formal resignation from Digital Lifestyle Group Inc.’s Board of Directors to be immediately effective November 1, 2007.

Sincerely,

/s/ Dustin A. Huffine
Dustin A. Huffine